Exhibit 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”) made and entered into as of the 31st day of March, 2015 (the “Effective Date”), by and between Campus Crest Communities, Inc. (the “Company”) and Scott R. Rochon (“Employee”), (the Company and Employee are hereinafter sometimes collectively referred to as the “Parties”).

A. Employee is currently serving as Acting Chief Financial Officer of the Company and in that capacity, Employee has taken on additional responsibilities and duties to those set forth in his Employment Agreement, dated as of October 27, 2014 (the “Employment Agreement”).

B. In recognition of Employee’s taking on such additional duties and responsibilities, the Company desires to provide the compensation and benefits set forth in this Agreement, subject to the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the Parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Base Salary. As of the Effective Date and subject to Section 3 below, Employee’s Base Salary as set forth in Section (A) of Exhibit A to the Employment Agreement shall be $320,000. As provided in Section 3, Employee agrees that his Base Salary may be adjusted by the Board upon the occurrence of certain events.

1A Interim Bonus. In recognition for Employee’s additional responsibilities and extraordinary efforts undertaken during 2014, the Company shall pay to Employee a bonus of $162,500, to be paid within ten (10) days of the Effective Date.

2. Transaction Bonus.

(a) In General - Subject to the terms and conditions hereinafter provided, to encourage the retention of Employee for a period that will enable the Company to achieve certain financial targets and to execute certain financial, operational and strategic initiatives in a timely and successful manner, the Company agrees to pay Employee a Transaction Bonus of $240,000. The Transaction Bonus shall only be payable if a Transaction (as hereinafter defined) is consummated on a date (hereinafter the “Transaction Date”) during the Term of the Employment Agreement while Employee is employed, except as stated below. The Transaction Bonus will be paid in cash (subject to applicable withholdings) within ten (10) days after the Transaction Date. If Employee’s Termination Date occurs prior to the Transaction Date, no Transaction Bonus shall be payable, provided, however, if the Transaction Date occurs on or before one (1) year from the Effective Date or at any time during which an agreement is in effect to effect a Transaction and Employee has been terminated by the Company without Cause or Employee terminates for Good Reason (both terms as defined in the Employment Agreement) at any time prior to such Transaction Date, the Transaction Bonus shall be payable to Employee within ten (10) days after the Transaction Date. The Transaction Bonus shall be payable to Employee in addition to any amounts that Employee may be eligible to receive upon termination of employment under the Employment Agreement or under any benefit, equity or compensation plan sponsored by the Company. For purposes of clarity, the Company and Employee agree that neither the amount of the Interim Bonus nor the Transaction Bonus shall be taken into consideration in Section 4(B) of the Employment Agreement as a bonus paid or payable for a prior year for purposes of calculating payments that would be due to the Employee pursuant to Section 4(B) of the Employment Agreement.

(b) Definition of Transaction – For purposes of this Agreement, “Transaction” means (i) the sale, exchange, disposition, or other transfer in single transaction or series of related transactions to any person, other than to an affiliate, of (1) the business of the Company and its subsidiaries; (2) all or substantially all of the assets of the Company and its subsidiaries; or (3) all or a majority of the outstanding equity securities in the Company, or (ii) the closing of the sale of equity securities of the Company (or a contribution of capital to the Company) in one or more transactions that results in net cash proceeds to the Company of not less than $150 million. The Board shall in good faith determine whether a Transaction has occurred and designate the Transaction Date.

3. Future Developments.

(a) Post-Transaction Employment – If Employee remains employed by the Company after the Transaction Date, Employee agrees that the Board in its sole discretion may change Employee’s job title and responsibilities to that of Chief Accounting Officer and adjust Employee’s Base Salary to the base salary and benefits he had immediately prior to the increased base salary provided for in this Agreement. Provided, however, that no such change or adjustment may occur until a new Chief Financial Officer has commenced employment with the Company, as described below. The changes described in this Section 3(a) shall not constitute Good Reason for Employee to terminate his Employment or be treated as a termination of Employee by the Company without Cause under the provisions of the Employment Agreement. Provided further that if Employee is terminated without Cause or terminates his employment for Good Reason within Twenty-four (24) months of a Change of Control, Employee’s Base Salary (for purposes of computing his change-of-control benefits) shall be deemed to be the higher of his then current base salary or his base salary as of the date of the Change of Control.

(b) Hiring of Chief Financial Officer – Employee agrees that, subject to Section 3(a) above, if the Company hires a new Chief Financial Officer, whether prior to or after a Transaction, the Board in its sole discretion may change Employee’s job title and responsibilities to that of Chief Accounting Officer and adjust Employee’s Base Salary (effective no sooner than the date the new Chief Financial Officer commences employment with the Company) to the base salary and benefits he had immediately prior to the increased base salary provided for in this Agreement. The changes described in this Section 3(b) shall not constitute Good Reason for Employee to terminate his employment or be treated as a termination of Employee by the Company without Cause under the provisions of the Employment Agreement. The Board’s actions under this Section shall not change Employee’s rights to the Transaction Bonus under Section 2 above or the amount of such Transaction Bonus.

4. Miscellaneous.

(a) Employment Agreement – Except as expressly modified by this Agreement, the terms and conditions of the Employment Agreement shall remain in full force and effect.

(b) Notices – Notices required to be given under this Agreement must be in writing and will be deemed to have been given when notice is personally served, one business day after notice is sent by reliable overnight courier or three business days after notice is mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

If to the Company	Campus Crest Communities, Inc. 2100 Rexford Road, Suite 414 Charlotte, NC 28211 Attention: Chairman of the Board

With copy to	William J. Vesely, Jr. Kilpatrick Townsend & Stockton LLP Suite 2800 1100 Peachtree Street NE Atlanta, GA 30309-4528

If to Employee	Scott R. Rochon
3105 Jones Ridge Drive
Charlotte, NC 28226

(c) Benefit – The rights, obligations and interests of Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated. Employee shall have no right to commute, encumber or dispose of the right to receive payments hereunder, which payments and the right thereto are non-assignable and non-transferable, and any attempted assignment or transfer shall be null and void and without effect. This Agreement and its obligations shall inure to the benefit of and be binding upon and enforceable by the successors and assigns of the Company, including, without limitation, any purchaser of the Company, regardless of whether such purchase takes the form of a merger, a purchase of all or substantially all of the Company’s assets or a purchase of a majority of the outstanding capital stock of the Company.

(d) Dispute Resolution – All controversies, claims, issues and other disputes (collectively, “Disputes”) arising out of or relating to this Agreement shall be subject to the applicable provisions of this Section.

(i) Arbitration – All Disputes shall be settled exclusively by final and binding arbitration in Charlotte, North Carolina, before a neutral arbitrator in an arbitration proceeding administered by the American Arbitration Association (“AAA”) according to the National Rules for the Resolution of Employment Disputes of AAA or, alternatively, upon mutual agreement, to an arbitrator selected by Employee and the Company. Any dispute regarding whether a Dispute is subject to arbitration shall be resolved by arbitration.

(ii) Interstate Commerce – The Parties hereto acknowledge that (1) they have read and understood the provisions of this Section regarding arbitration and (2) performance of this Agreement will be in interstate commerce as that term is used in the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and the parties contemplate substantial interstate activity in the performance of this Agreement including, without limitation, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.

(iii) Waiver of Jury Trial – If any Dispute is not arbitrated for any reason, the parties desire to avoid the time and expense relating to a jury trial of such Dispute. Accordingly, the parties, for themselves and their successors and assigns, hereby waive trial by jury of any Dispute. The Parties acknowledge that this waiver is knowingly, freely, and voluntarily given, is desired by all Parties and is in the best interests of all Parties.

(e) Amendment – This Agreement may not be amended, modified or changed, in whole or in part, except by a written instrument signed by a duly authorized officer of the Company and by Employee.

(f) Waiver – No failure or delay by either of the Parties in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

(g) Access To Counsel – Employee acknowledges that he has had full opportunity to review this Agreement and has had access to independent legal counsel of his choice to the extent deemed necessary by Employee to interpret the legal effect hereof.

(h) Governing Law – This Agreement shall be interpreted, construed and governed according to the substantive laws of the State of North Carolina without giving effect to conflict of laws principles.

(i) Fees And Costs – If either Party initiates any action or proceeding (whether by arbitration or court proceeding) to enforce any of its rights hereunder or to seek damages for any violation hereof, then, the Parties shall bear their respective costs and expenses of any such action or proceeding; provided, that, in addition to all other remedies that may be granted, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and all other costs that it may sustain in connection with such action or proceeding. If a dispute is arbitrated, all costs and fees of the arbitrator(s) shall be paid by the Company.

(j) Offset – The Company shall have the right to offset against any sums payable to Employee any amounts owing to the Company.

(k) Counterparts – This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery by facsimile shall constitute good and valid execution and delivery unless and until replaced or substituted by an original executed instrument.

(l) Interpretation – The language used in this Agreement shall not be construed in favor of or against either of the Parties, but shall be construed as if both of the Parties prepared this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any such Party.

(m) Execution of Further Documents – The Parties covenant and agree that they shall, from time to time and at all times, do all such further acts and execute and deliver all such further documents and assurances as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

(n) Entire Agreement – This Agreement and the Exhibit attached hereto represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and shall supersede any prior agreements and understanding between the Parties with respect to that subject matter; provided, however, that the Employment Agreement shall, except as modified herein, remain in full force and effect.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first above written.

CAMPUS CREST COMMUNITIES, INC.

By: /s/ Daniel L. Simmons
Name: Daniel L. Simmons
Title: Director/Chairman of the Compensation Committee

EMPLOYEE
/s/ Scott R. Rochon
Scott R. Rochon